Back to Heartland Form S-8

STALEY, OKADA & PARTNERS CHARTERED ACCOUNTANTS	3rd Floor, 10190 152A Street Surrey, BC Canada V3R 1J7 Tel 604 585-8300 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Heartland Oil and Gas Corp. of our report dated March 22, 2004 which appears in the Registrant's Form 10-KSB for the period ended December 31, 2003.

/s/ /Staley, Okada & Partners

Vancouver, B.C.	STALEY, OKADA & PARTNERS
May 27, 2004	CHARTERED ACCOUNTANTS

Staley Okada & Partners is a member of MSI, a network of Independent professional firms - A member of the Institute of Chartered Accountants of British Columbia
A partnership of Incorporated professionals; L.M. Okada, Ltd., C.N. Chandler, Ltd., J.M. Bhagirath, Ltd., LW.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd